Exhibit 99.1

MoSys, Inc. Reports Third Quarter 2008 Financial Results

SUNNYVALE, Calif.--(BUSINESS WIRE)--October 30, 2008--MoSys, Inc., (NASDAQ: MOSY), a leading provider of high-density system-on-chip (SoC) memory and analog/mixed-signal intellectual property (IP), today reported financial results for its third quarter ended September 30, 2008.

Recent Highlights

  Reported total revenue of $4.1 million, a 27 percent increase over the previous quarter
  Completed the quarter with cash and investments of $72.1 million
  Authorized and commenced repurchases under a $5 million stock repurchase plan

Management Commentary

Commenting on the quarter’s results, Len Perham, MoSys’ President and Chief Executive Officer, stated, “During the third quarter, we recorded sequential increases in both license and royalty revenue. License revenue was driven in part by the delivery of three application specific system macro solutions to customers for our Dual-Port Display Driver IC (DDI) technology. We believe there is a significant opportunity for embedded 1T-SRAM technology in DDIs for the small-to-medium sized LCD market, where applications, such as advanced mobile handsets, require higher memory density, lower costs and reduced power consumption. Traction with our DDI customers is strong, and we expect this trend to continue.”

“Additionally, royalty revenue increased during the quarter, primarily due to further ramping with a major foundry partner at the 90nm process node. This foundry partner develops and markets memory macro solutions based on our patented embedded 1T-SRAM technology. We recently completed the verification of our 1T-SRAM technology at Level III and IV on TSMC’s 90nm general purpose eDRAM process. The achievement of this milestone further demonstrates the manufacturability, functionality and reliability of our proprietary IP at the 90nm process node and positions MoSys well for scaling to more advanced nodes in the near future.”

Mr. Perham concluded, “Looking forward, we remain focused on strategic product and technology development to address the design challenges of our customers and foundry partners. Additionally, we are executing on our sales initiatives to secure additional license agreements, but our near term visibility into the timing is limited. We are continuing to take the steps necessary to position the company for future growth in spite of the uncertain economic times we are dealing with at present.”

Third Quarter Results

Total net revenue for the third quarter of 2008 was $4.1 million. By comparison, revenue was $3.2 million for the second quarter of 2008 and $4.0 million for the third quarter of 2007.

Third quarter total revenue included licensing revenue of $1.2 million, compared with $0.7 million for the second quarter of 2008 and $1.5 million for the third quarter of 2007. Royalty revenue for the third quarter was $2.9 million, which includes royalties associated with the Nintendo Wii game console. By comparison, revenue was $2.5 million for the previous quarter and $2.4 million for the third quarter of 2007.

Gross margin as determined in accordance with U.S. Generally Accepted Accounting Principles (GAAP) was 79 percent, compared with 74 percent for the second quarter of 2008 and 83 percent for the third quarter of 2007.

Total operating expenses on a GAAP basis for the second quarter were $6.8 million, compared with $7.5 million in the previous quarter and $7.3 million for the third quarter of 2007.

GAAP net loss for the quarter was $3.2 million, or ($0.10) per share, including stock-based compensation expense of $1.0 million and intangible asset amortization charges of $0.2 million. This compares with a net loss of $4.6 million, or ($0.14) per share, for the second quarter of 2008 and a net loss of $2.8 million, or ($0.09) per share, for the third quarter of 2007.

The net loss on a non-GAAP basis for the third quarter was $2.1 million, or ($0.06) per share, excluding total stock-based compensation and amortization charges. A reconciliation of GAAP to non-GAAP results is provided in the financial statement tables following the text of this press release.

Earnings per share for the quarter on both a GAAP and non-GAAP basis were computed using 31.8 million shares.

Cash, cash equivalents and both long and short-term investments totaled $72.1 million as of September 30, 2008, compared to $74.6 million as of June 30, 2008.

Recently, the Company announced that its board of directors has authorized the Company to purchase up to $5 million of its common stock over the next 12 months. Repurchases will be conducted from time to time, subject to market conditions and other factors such as a determination that the Company believes the repurchase will be beneficial to stockholders. These repurchases may be commenced or suspended at any time or from time to time without prior notice.

Third Quarter Financial Results Webcast / Conference Call

MoSys will host a conference call and webcast with investors today at 1:30 p.m. Pacific time (4:30 p.m. Eastern time) to discuss the third quarter 2008 financial results and the business outlook. Investors and other interested parties may access the call by dialing 1-888-680-0865 in the U.S. (617-213-4853 outside of the U.S.), and entering the pass code 83033684 at least 10 minutes prior to the start of the call. In addition, an audio webcast will be available through the MoSys Web site at http://www.mosys.com. A telephone replay will be available for two business days following the call at 888-286-8010 in the U.S. (617-801-6888 outside of the U.S.), pass code of 84985199.

One may also pre-register their attendance for the conference call, which will enable immediate entry into the call. To pre-register and secure your unique PIN please go to: https://www.theconferencingservice.com/prereg/key.process?key= PMGW6ARAX (Due to its length, this URL may need to be copied/pasted into your Internet browser's address field.)

Use of Non-GAAP Financial Measures

To supplement MoSys’ consolidated financial statements presented in accordance with GAAP (U.S. Generally Accepted Accounting Principles), MoSys uses non-GAAP financial measures that exclude from the income statement the effects of stock-based compensation and the effects of certain charges related to acquired intangible assets and other acquisition-related charges from its acquisition of the analog/mixed-signal design teams and related design know-how from Atmel Corporation and LDIC in 2007. MoSys’ management believes that the presentation of these non-GAAP financial measures is useful to investors and other interested persons because they are one of the primary indicators that MoSys’ management uses for planning and forecasting future performance. MoSys believes that the presentation of non-GAAP financial measures that exclude these items is useful to investors because MoSys does not consider these charges part of the day-to-day business or reflective of the core operational activities of the Company that are within the control of management or that would be used to evaluate management’s operating performance.

Investors are encouraged to review the reconciliation of these non-GAAP financial measures to the comparable GAAP results, which is provided in a table immediately below the Condensed Consolidated Statements of Operations. The non-GAAP financial measures disclosed by the Company should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements should be carefully evaluated. The non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. For additional information regarding these non-GAAP financial measures, and management’s explanation of why it considers such measures to be useful, refer to the Form 8-K dated October 30, 2008, that the Company filed with the Securities and Exchange Commission.

Forward-Looking Statements

This press release may contain forward-looking statements about the Company, including, without limitation, benefits and performance expected from use of the Company’s 1T-SRAM, 1T-FLASH and analog/mixed-signal technologies, the Company’s execution and results, improving operational efficiencies, growth of the business and future business prospects.

Forward-looking statements are based on certain assumptions and expectations of future events that are subject to risks and uncertainties. Actual results and trends may differ materially from historical results or those projected in any such forward-looking statements depending on a variety of factors. These factors include, but are not limited to, customer acceptance of our proprietary technologies for 1T-SRAM, 1T-FLASH and analog/mixed-signal, the timing and nature of the license agreements to be entered into with our customers and their requests for our services under existing license agreements, the timing of customer acceptance of our work under such agreements, the level of commercial success of licensees’ products, ease of manufacturing and yields of devices incorporating our proprietary technologies, our ability to enhance our existing proprietary technologies and develop new technologies, the level of intellectual property protection provided by our patents, the expenses and other consequences of litigation, including intellectual property infringement litigation, to which we may be or may become a party from time to time, the vigor and growth of markets served by our licensees and customers and operations of the Company and other risks identified in the Company’s most recent reports on forms 10-Q and 10-K filed with the Securities and Exchange Commission, as well as other reports that MoSys files from time to time with the Securities and Exchange Commission. MoSys undertakes no obligation to update publicly any forward-looking statement for any reason, except as required by law, even as new information becomes available or other events occur in the future.

About MoSys, Inc.

Founded in 1991, MoSys (NASDAQ: MOSY), develops, markets and licenses innovative embedded memory and analog/mixed-signal intellectual property (IP) technologies for advanced SoCs used in a variety of home entertainment, mobile consumer, networking and storage applications. MoSys' patented 1T-SRAM and 1T-FLASH technologies offer a combination of high density, low power consumption, high speed and low cost unmatched by other available memory technologies. MoSys’ advanced analog/mixed-signal technologies include a highly integrated Blu-ray DVD front-end and Gigabit Ethernet. MoSys' embedded memory IP has been included in more than 160 million devices demonstrating silicon-proven manufacturability in a wide range of processes and applications. MoSys is headquartered at 755 N. Mathilda Avenue, Sunnyvale, California 94085. More information is available on MoSys' website at http://www.mosys.com.

MoSys and 1T-SRAM are registered trademarks of MoSys, Inc. 1T-FLASH(TM) is a trademark of MoSys, Inc.

MOSYS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts; unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007

Net Revenue
Licensing	$1,198	$1,548	$2,297	$4,865
Royalty	2,856	2,421	7,769	6,570
Total net revenue	4,054	3,969	10,066	11,435

Cost of Net Revenue
Licensing	845	670	2,158	1,912
Total cost of net revenue	845	670	2,158	1,912

Gross Profit	3,209	3,299	7,908	9,523

Operating Expenses
Research and development	3,978	3,241	12,421	7,420
Selling, general and administrative	2,641	2,945	8,923	8,350
In-process research and development	-	966	-	966
Amortization of acquired intangible assets	197	197	591	197
Total operating expenses	6,816	7,349	21,935	16,933

Loss from operations	(3,607)	(4,050)	(14,027)	(7,410)

Other income/expenses	391	1,209	2,026	3,505
Loss before income taxes	(3,216)	(2,841)	(12,001)	(3,905)

Benefit (provision) for income taxes	(22)	18	(111)	(33)

Net loss	$(3,238)	$(2,823)	$(12,112)	$(3,938)

Net loss per share
Basic and diluted	($0.10)	($0.09)	($0.38)	($0.12)

Shares used in computing net loss per share
Basic and diluted	31,777	32,274	31,719	31,950
MOSYS, INC.
Reconciliation of GAAP to Non-GAAP Net Loss and Net Loss Per Share
(In thousands, except per share amounts; unaudited)

		Three Months Ended		Nine Months Ended
		September 30,		September 30,
		2008	2007	2008	2007

GAAP net loss		$(3,238)	$(2,823)	$(12,112)	$(3,938)
Stock-based compensation expense
-	Cost of net revenue	111	95	342	317
-	Research and development	207	270	936	799
-	Selling, general and administrative	660	529	2,299	1,458
	Total stock-based compensation expense	978	894	3,577	2,574

In-process research and development		-	966	-	966
Amortization of acquired intangible assets		197	197	591	197

Non-GAAP net loss		$(2,063)	$(766)	$(7,944)	$(201)

GAAP net loss per share		($0.10)	($0.09)	($0.38)	($0.12)
Reconciling items
-	Stock-based compensation expense	0.03	0.03	0.11	0.07
-	In-process research and development	-	0.03	-	0.03
-	Amortization of acquired intangible assets	0.01	0.01	0.02	0.01

Non-GAAP net loss per share: Basic and diluted		($0.06)	($0.02)	($0.25)	($0.01)

Shares used in computing non-GAAP net loss per share
Basic		31,777	32,274	31,719	31,950
Diluted		31,777	32,274	31,719	31,950

MOSYS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, unaudited)

	September 30,	December 31,
	2008	2007

Assets
Current assets:
Cash, cash equivalents and investments	$56,153	$64,961
Accounts receivable, net	550	895
Unbilled contract receivables	287	518
Prepaid expenses and other assets	1,927	2,393
Total current assets	58,917	68,767

Long-term investments	15,958	13,693
Property and equipment, net	1,219	1,396
Goodwill	12,326	12,326
Intangible assets, net	1,575	2,166
Other assets	239	449
Total assets	$90,234	$98,797

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$149	$146
Accrued expenses and other liabilities	2,486	2,158
Deferred revenue	682	201
Total current liabilities	3,317	2,505

Stockholders' equity	86,917	96,292

Total liabilities and stockholders’ equity	$90,234	$98,797

CONTACT:
MoSys, Inc.
Jim Sullivan, CFO, 408-731-1800
jsullivan@mosys.com
or
Shelton Group, Investor Relations
Beverly Twing, Sr. Acct. Manager, 972-239-5119 ext. 126
btwing@sheltongroup.com